                                                                         (j)(1)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors of
The Harding, Loevner Funds, Inc.:

We consent to the reference to our firm under the headings "Independent Registered Public Accounting Firm" in the Statement of Additional Information dated May 27, 2008 of the Harding, Loevner Funds, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
May 23, 2008